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                                                                   Exhibit 99.10

                                   May 4, 1999

CORT Business Services Corporation
4401 Fair Lakes Court
Fairfax, Virginia 22033

Re: Conversion of Shares of CORT Business Services Corporation

Ladies and Gentlemen:

                  At your request, we have reviewed (i) the letter dated April 29, 1999 from Citicorp Venture Capital Ltd. ("CVC") to CORT Business Services Corporation ("CORT") regarding conversion of shares of CORT (the "Conversion Notice"), (ii) the opinion dated April 29, 1999 from Kirkland & Ellis to CVC regarding CVC's conversion of shares of CORT (the "Kirkland Opinion"), (iii) CORT's Restated Certificate of Incorporation (the "Restated Charter") and Bylaws, and (iv) such records, agreements, instruments, certificates and other documents of public officials, CORT and its representatives and have made such inquiries of CORT and its representatives, as we have deemed necessary or appropriate in connection with the opinions herein set forth. In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such later documents, and that all documents submitted to us as certified or copies are true and correct copies of such originals.

                  Based on the foregoing and subject to the assumptions and qualifications set forth above and herein, we are of the opinion that (i) the Conversion Notice complies with the requirements of the Restated Charter and
(ii) the shares of CORT's Common Stock, when issued


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as contemplated by the Conversion Notice, will be validly issued, fully paid and non-assessable and will be entitled to the rights and privileges provided in the Restated Charter.

                  The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion concerning the laws of any other jurisdiction.

                  Our opinions expressed herein are solely for the benefit of CORT, and, without our express written consent, neither our opinions nor this opinion letter may be provided to or relied upon by any other person.

                                                    Very truly yours,


                                                    /s/ Dechert Price & Rhoads